SCHEDULE 14A INFORMATION
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Scientific Learning Corporation
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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2011

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Wednesday, June 1, 2011, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect nine directors.

2.
To approve our Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares and to remove unneeded references to the California state securities laws.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 6, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

LINDA L. CARLONI
Secretary

Oakland, California
April 13, 2011

All stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote by Internet, telephone, or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you vote by Internet or telephone, please do not mail a proxy or voting instruction card.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 1, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We made these proxy materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail or email, because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may vote by Internet or telephone or, if you requested printed versions of these materials, you may complete, sign and return the enclosed proxy card.

We intend to provide this proxy statement and accompanying proxy card on or about April 14, 2011 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2011 will be entitled to vote at the annual meeting.  On this record date, there were 18,736,620 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2011 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2011, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Because of a change in the rules applicable to brokers, your broker will not be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions with respect to that vote.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of nine directors.

•	Approval of our Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares and to make other changes described below.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As required by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners.  All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify.  For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by Internet, telephone or by using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote by Internet or touchtone telephone, please follow the instructions in the Notice.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 6, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections and you are a stockholder of record, your shares will be voted “For” the election of all nine nominees for director and “For” the other proposals listed above.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable rules.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors or the approval of the Employee Stock Purchase Plan.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.  We have not engaged a third-party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please vote the shares held in each different name or account by Internet, telephone or by returning each proxy card to ensure that all of your shares are voted.

Can I change my vote?

Yes.  You can revoke your proxy.  If you are not a stockholder of record, you should follow the instructions of your broker or bank.  If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit a later Internet or telephone vote or a properly completed proxy card with a later date.

•
You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 23, 2011.  If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.  To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 23, 2011.  Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 1 and March 2, 2012.  You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.  Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares and follow those instructions regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.  We believe that Proposal 3 will be considered a discretionary item.

How many votes are needed to approve each proposal?

•
For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

•
To be approved, Proposals No. 2 and 3 (approval of the amended Employee Stock Purchase Plan and ratification of the selection of Ernst & Young as our independent registered public accountants for 2010) must receive a “For” vote from the majority of the votes cast either in person or by proxy.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were 18,736,620 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting.  Abstentions and broker non-votes will also be counted towards determining whether a quorum exists.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  We plan to publish final voting results in a Form 8-K within four business days after the end of the annual meeting.

Proposal 1
ELECTION OF DIRECTORS

Our Board of Directors is presently composed of eleven members.  The term of office of all directors expires at the June 2011 meeting.

Of the nominees for election at this meeting, all are currently directors.  Our Board elected Gayle A. Crowell and Shari Simon as members of the Board in November 2011 to fill vacancies on our Board.  The other seven directors nominated for election were previously elected by the stockholders.  If elected at the Annual Meeting, each of the nominees will serve until the 2012 annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors.  A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the Annual Meetings of the stockholders, but their attendance is not required.  Mr. Andy Myers was the only director who attended the 2010 Annual Meeting.  Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2011.

Nominees for Election at the 2011 Annual Meeting

Edward Vermont Blanchard, Jr., age 59, joined us as a director in November 2002.  Mr. Blanchard is presently a Managing Director at Aon Benfield Securities, Inc., the capital markets and strategic advisory investment banking subsidiary of Aon Corporation, which he joined in June 2009. From December 2004 through September 2008, Mr. Blanchard was a Senior Advisor to Irving Place Capital (formerly known as Bear Stearns Merchant Banking), a private equity investment firm.  From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions.  From January 2007 through July 2009, Mr. Blanchard was a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company.  He is also a Trustee of the American Folk Art Museum and the Yorkville Common Pantry.  Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.  Mr. Blanchard’s extensive experience in investment banking, mergers and acquisitions and private equity investments provides us valuable perspective and expertise in evaluating potential strategic opportunities, as well as financial and analytical expertise important in exercising oversight over our financial and accounting issues.

Robert C. Bowen, age 69, is the Chairman of our Board.  He was our Executive Chairman during 2009 and served as our CEO from June 2002 through December 2008.  From 1989 to 2001, Mr. Bowen served as a senior executive of National Computer Systems, a provider of educational assessment and administrative software and services acquired by Pearson PLC in 2000.  His last assignment there, from 1995 to 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts.  Earlier in his career, Mr. Bowen held senior executive positions with other education and publishing companies.  Mr. Bowen has been a high school math teacher, a coach, and a school district administrator.  Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.  Mr. Bowen’s deep experience in education technology provides us with invaluable expertise and knowledge in our particular industry, and his long history with the Company affords continuity in leadership.

Gayle A. Crowell, age 60, joined us as a director in November 2010.  Since 2001, Ms. Crowell has served as an operational business consultant for Warburg Pincus, LLC, in its technology software and Internet services group.  From 1998 to 2001 she was the CEO and Chairman of RightPoint Corporation, which offered real-time personalization for Internet and call center markets.  Prior to RightPoint, she served as an executive at other leading software companies, including Oracle Corporation, View Star, Mosaix, Recognition International, DSC and Cubix Corporation.  She currently also serves as a board member of Yodlee, Inc., Service Repair Solutions, Inc. and TradeCard. Ms. Crowell is also the co-founder of ConservingNow.com, an online community focused on environmental protection.  Ms. Crowell began her career as an educator in the state of Nevada, and holds a Bachelor of Science degree from the University of Nevada at Reno.  Ms. Crowell has broad experience in operations, sales, and marketing in a variety of large and small technology enterprises across multiple industries. This experience offers us a valuable and unique perspective, particularly with respect to our initiatives to improve the ease of use and accessibility of our offerings and to increase our social media presence.

Michael A. Moses, age 59, joined us as a member and Vice Chairman of the board in July 2007. Dr. Moses has been an educator for over 30 years.  He currently serves as a senior advisor to the Center for the Reform of School Systems, a nonprofit organization focusing on the promotion of urban school reform. From November 2004 until July 2006, Dr. Moses served as Vice Chairman of the board at Higher Ed Holdings, the owner of the American College of Education. Dr. Moses served as the general superintendent of the Dallas Independent School District from 2001 through 2004. From 1999 through 2001, he served as the deputy chancellor for System Operations for the Texas Tech University system. Dr. Moses was the Commissioner of Education for the State of Texas from 1995 through 1999. Prior to that service, Dr. Moses was the superintendent of three Texas school districts, including Lubbock, LaMarque and Tatum and served as a teacher and school administrator in the Duncanville and Garland school districts. Dr. Moses holds bachelor’s and master’s degrees from Stephen F. Austin State University and a Doctor of Education degree from Texas A&M University - Commerce. Dr. Moses is a member of the board of directors of Southwest Securities Services Group, a holding company whose subsidiaries provide financial and investment services. He serves as special advisor and consultant to several corporations and entities that interface with elementary, secondary and higher education.  Dr. Moses’ long service as an educator provides us with insight into the needs, organization and issues of our customers. His extensive contacts at all levels of education assist us in sales, marketing and business development.

D. Andrew Myers, age 39, joined us as President and Chief Operating Officer in January 2008 and became our Chief Executive Officer in January 2009. Prior to joining us, Mr. Myers worked at Pearson Education since 1996. His last position was as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding business units into a digital development group of 275 employees. From August 2004 to March 2007, Mr. Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that 580-employee business unit. From 2002 to 2004, Mr. Myers served as Vice President Sales for Pearson Digital Learning. Mr. Myers started with Pearson as a sales representative in 1996. Pearson Education is the education division of Pearson PLC, an international media company. Mr. Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BS in finance from the University of Utah. Mr. Myers was elected to our Board because of his position as CEO, as well as his extensive experience in our K-12 market and in sales, operations and strategy.

Dino Rossi, age 56, joined our Board in February 2010.  Mr. Rossi has been President, Chief Executive Officer and a director of Balchem Corporation since 1997. He became the Chair of Balchem’s Board in 2007.  Balchem develops, manufactures and markets specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries.  Mr. Rossi was also Chief Financial Officer of Balchem from April 1996 to January 2004, and earlier in his career served as principal accounting and/or financial officer at Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, and Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.  Mr. Rossi holds a B.S. in Accounting from West Virginia University.  As the CEO of Balchem, Mr. Rossi has the experience of leading a small public company through a series of strategic moves that contributed significantly to company growth.  Mr. Rossi’s extensive accounting and finance experience adds financial and accounting expertise important in exercising oversight over our financial and accounting issues.

Shari Simon, age 48, joined our Board in November 2010.  Since 2006, Ms. Simon has served as President, Vice President, and a Board member of the Moraga Education Foundation, a nonprofit organization that funds programs in Moraga, California public schools. From 1993 to 2006 Ms. Simon was at Oracle Corporation, serving in positions of steadily increasing responsibility. From 2001 to 2006, she served as Senior Vice President, Strategy, Oracle Services; from 1999 to 2000 as Senior Vice President, E-business Strategy and Online Sales and prior to that as Senior Vice President, World-wide Alliances and Americas marketing. Earlier in her career, Ms. Simon served in sales management roles at Oracle, ReportSmith and Macromedia.  She holds a BA and a Masters degree from the University of Connecticut. Ms. Simon is a technology leader with extensive experience in leading teams through the transition from a traditional software business to a web-based SaaS enterprise.  As we make the transition from premises-based software to a SaaS mode, she offers us broad and deep experience in this area, as well as significant expertise in process simplification, sales, and marketing.

Dr. Paula A. Tallal, age 63, is one of our founders and has served as a director since inception.  Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers, the State University of New Jersey. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities.  Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.  Dr. Tallal has a broad and deep understanding of the science behind our products, and therefore is particularly well-suited to provide guidance on scientific issues relating to our offerings.  Dr. Tallal also has significant experience in working with children with language problems and the speech and language professionals who serve them, so she is able to provide us a valuable perspective about this important customer segment.

Jeffrey D. Thomas, age 44, joined us as a director in November 2008. Since February 2002, Mr. Thomas has been President and Chief Executive Officer of Ambassadors Group, Inc., an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals. Thomas has served in executive positions of increasing responsibility at Ambassadors Group and its predecessors since 1995, as President and Chief Executive Officer of Ambassador Programs, Inc. from 1996 to 2002; President of Ambassadors Education Group, Inc. from 1997 to 2002; and Chief Financial Officer to Ambassadors International from 1995 to 2002.  Mr. Thomas serves as a member of the board of directors of Ambassadors Group, Inc. He holds a BA from Dartmouth College. Mr. Thomas offers us valuable perspective as an operating company executive and experience in guiding a small pubic company through rapid growth.  His background also adds financial expertise to our Board to provide oversight over our financial and accounting issues.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Independence of the Board of Directors

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors.  After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Ms. Crowell, Dr. Moses, Mr. Rossi, Ms. Simon, Dr. Tallal and Mr. Thomas are independent directors within the meaning of the applicable Nasdaq listing standards.  In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:
•	Starting in 2011, Ms. Simon is serving as a consultant to us. Her contract provides that her fees will not exceed $90,000.
•
Dr. Moses has served as a consultant to us in sales and marketing since 2007.  His fee is approximately $40,000 per year.  In addition, in 2007, Dr. Moses was granted stock options for 180,000 shares.  Of these, 80,000 shares are vesting ratably over four years.  The remaining 100,000 shares vest if our stock price reaches and maintains certain levels, starting at $15 per share.  None of the performance-vesting shares have yet vested.

•
Dr. Tallal is one of our founders.  Dr. Tallal served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement.  Under that consulting agreement, Dr. Tallal received compensation from us in the amounts of $87,516 in 2008 and $43,776 in each of 2009 and2010, respectively.  Dr. Tallal has also consulted for Posit Science Corporation, which has licensed certain technology from us.  Dr. Tallal also receives inventor share payments from Rutgers resulting from the license to us of the technology developed by the University of California and Rutgers.

Information Regarding the Board of Directors and its Committees

The Board of Directors met eight times during the last fiscal year.  All incumbent directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Board Leadership Structure

Presently, our positions of Chairman of the Board and Chief Executive Officer are separate:  Our CEO is D. Andrew Myers and our Chairman is Robert C. Bowen. Jeffrey D. Thomas serves as our Lead Director, and chairs the meetings of the independent directors.  We believe that at this point in our development, separating the positions of Chairman and CEO improves our corporate governance by facilitating oversight through a non-employee chairman.  Because of Mr. Bowen’s long history with the Company, we believe that in his role as Chairman, he provides particularly valuable continuity in our leadership, at a time when several of our executive officers have relatively short tenures with the Company.

Board’s Role in Risk Oversight

Board-level risk oversight is performed both by the Board itself and by our Board committees.  The Audit Committee oversees our internal controls and monitors risks associated with our financial statements, accounting policies, fraud, information technology and disaster recovery.  Our Nominating and Corporate Governance Committee addresses issues related to risks posed by related party transactions, corporate governance and non-financial regulatory issues. Our Compensation Committee oversees risks related to our compensation programs and policies.  The full Board has responsibility for operational, strategic and technology risk and other areas of risk not assigned to a committee.  We believe that allocating risk oversight to several committees and the Board itself provides for “checks and balances” and avoids the concentration of responsibility in only a few Board members.  This same philosophy is reflected in our diversified leadership structure, which includes a non-Chair CEO, a non-employee Chairman and an independent Lead Director.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The following table lists for each of these committees its members during 2010 and currently and the number of committee meetings held during 2010:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Vermont Blanchard, Jr.	Chair
Gayle A. Crowell	Member (starting Nov. 2010)
Michael A. Moses			Member (starting Feb. 2011)
Rodman W. Moorhead III		Member (until Feb 2011)	Member (until Feb 2011)
Lance R. Odden	Member (until Feb 2011)	Member (until Feb 2011)
Dino A. Rossi	Member	Chair (starting Nov. 2010)
Shari Simon	Member (starting Nov. 2010)	Member (starting Nov. 2010)
Paula A. Tallal			Member
Jeffrey D. Thomas		Member	Chair
Total meetings in 2010	6	4	4

Below is a description of each standing committee of the Board of Directors.  The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and review of our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Blanchard and Mr. Rossi each qualify as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

Compensation Committee
The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs.  The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management.  The Committee also reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a) (15) of the Nasdaq listing standards.

The Compensation Committee periodically retains a compensation consulting firm, Compensia, as described in the Compensation Discussion and Analysis.  In 2010, the compensation consultant retained by the Committee did not provide any additional consulting services to the Company where the fees for such services exceeded $120,000.

The Company has a two-person Non-Officer Equity Grant Committee composed of Andy Myers, our CEO, and Jeffrey D. Thomas.  This Committee met four times in 2010.  The Non-Officer Equity Grant Committee is authorized to award equity grants to non-officer employees and consultants, subject to numerical limits and other parameters established by the Compensation Committee from time to time.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions.  The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board.  The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors.  The Board has determined that all members of the Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Board has established guidelines for evaluating nominees for director.  The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment.  The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board.  Examples of such fields are:  neuroscience, research, marketing and sales, strategy development & execution, operations, education, public policy, finance and financial reporting, entrepreneurship, and strategic transactions.

The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years.  The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate.  During 2010, the Company engaged a search firm to identify director candidates with diverse backgrounds, which resulted in the selection of Ms. Crowell and Ms. Simon as directors.  The Committee may retain search firms in other circumstances if the Committee believes that to be appropriate.  The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate.  The Committee has the flexibility to determine the most appropriate interviewing and referencing process.  The Committee recommends nominees to the full Board, which then selects the nominees.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders.  The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

Diversity

Our Board selection guidelines state that the Board should represent a diverse spectrum of expertise and experience.  In considering changes in Board composition, the Nominating and Corporate Governance Committee considers what experience or knowledge contributes to the effectiveness of the Board, what experience or knowledge is already represented on the Board, what may be missing, and what fields may be over-represented.  In 2010, the Committee emphasized the identification of more diverse candidates for the Board, which resulted in the Committee’s recommendation of Ms. Crowell and Ms. Simon as directors

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at scientificlearning.com/corporategovernance.

Code of Ethics

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees.  The Policies are available on our website at the address stated above.  If we make any substantive amendments to these Policies or grant any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments.  As required by law, within four business days of any amendment to or waiver of these policies that applies to a director or executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

Report of the Audit Committee of the Board of Directors

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2010 with management.  In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Rule 3526 of the Public Accounting Oversight Board (Communication with Audit Committees Concerning Independence) ) and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K for the year, to be filed with the SEC.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Gayle A. Crowell
Dino A. Rossi

Proposal 2

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

Since 1999, we have had in place our 1999 Employee Stock Purchase Plan (“Purchase Plan”).  The Purchase Plan is intended to be a tax-qualified plan under Section 423 of the Code.  There are presently 1,200,000 shares of Common Stock reserved for issuance under the Purchase Plan.  As of March 15, 2011 an aggregate of 1,056,472 shares of our Common Stock had been purchased under the Purchase Plan and 143,528 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

In February 2011, subject to stockholder approval, the Board of Directors adopted an amendment to the Purchase Plan increasing the number of shares authorized under the Purchase Plan by 500,000 shares, for a total of 1,700,000 shares.  Most of the shares that remain available under the Purchase Plan are expected to be purchased in the next scheduled purchase in June 2011.  The Board believes that the Purchase Plan helps align the interests of employees with those of the stockholders by giving employees the ability to purchase shares in a convenient manner and at a modest discount.  The Board further believes that the Purchase Plan helps us recruit, maintain and motivate a broad group of our employees.

In March 2011, subject to stockholder approval, the Board of Directors adopted further amendments to the Purchase Plan to:

•	Change the name of the Purchase Plan to the Employee Stock Purchase Plan.

•
Remove certain references to provisions of the California Code of Regulations.  These provisions were intended to make the Purchase Plan eligible for a permit under California state securities laws in the event that one was needed.  A permit is not now needed because the Company is listed on the NASDAQ Global Market, and the Company does not expect to need a permit in the future.  These references to the California regulations:

o
Prevented issuance of rights under the Purchase Plan if a California permit was required and the shares covered by certain options and equity rights amounted to more than 30% of the Company’s outstanding stock without requisite stockholder approval;

o	Limited the Purchase Plan life to ten years after stockholder approval if rights under thePurchase Plan were issued when a California permit was required.

o	Required the delivery of certain financial information to participants if awards were issued when a California permit was required.

Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

A copy of the Purchase Plan, as Amended, is attached as Appendix 1 to these Proxy materials.  The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which our employees (and employees of any parent or subsidiary of us designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the our success. As of March 15, 2010, all of our approximately 200 employees in the United States were eligible to participate in the Purchase Plan, or would be eligible at the next entry date.

Administration

The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. The Compensation Committee has the power to construe and interpret the Purchase Plan and the rights granted under it and, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary shall be eligible to participate in such plan.  As used herein with respect to the Purchase Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

Stock Subject to Purchase Plan

Subject to approval of this Proposal 4, 1,200,000 shares of Common Stock are reserved for issuance under the Purchase Plan.  If rights granted under the Purchase Plan terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

Offerings

The Purchase Plan is implemented by offerings of rights to all eligible employees. The maximum length for an offering under the Purchase Plan is 27 months. Under the Purchase Plan, each offering is typically one year in duration and is divided into two “purchase periods” of six months in duration.

Eligibility

Any person who is customarily employed by us at least 20 hours per week and five months per calendar year (or by any or our parents or subsidiaries designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been our employee for at least 10 days preceding the first day of the offering period.

Notwithstanding the foregoing, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or stock of our affiliates (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all of our employee stock purchase plans in any calendar year.

Participation in the Plan

An eligible employee becomes a participant in the Purchase Plan by delivering to us, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of the employee’s total compensation during the purchase period.

Purchase Price and Payment

The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on first day of the offering, or (b) 85% of the fair market value of a share of Common Stock on any purchase date.

The purchase price of the shares is accumulated by payroll deductions (without any increase for interest) over the offering period. Under the current offering, a participant may increase or decrease his or her participation level only as of the beginning of the next purchase period. In addition, a participant may, during a purchase period, reduce his contributions to zero, or withdraw from the offering, as described below, and receive the accumulated payroll deductions. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make any additional payments into such account.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, an employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board shall specify a maximum number of shares any employee may be granted the right to purchase and may specify the maximum aggregate number of shares that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee’s participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable purchase price. See “Withdrawal” below.

Withdrawal; Termination of Employment

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

Upon any withdrawal from an offering by an employee, we distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee’s behalf during such offering, and such employee’s interest in the offering is automatically terminated. The employee is not entitled to again participate in such offering. An employee’s withdrawal from an offering does not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and we distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

The Board may amend, suspend or terminate the Purchase Plan at any time.  Any amendment of the Purchase Plan must be approved by the stockholders if such approval is necessary for the Purchase Plan to satisfy applicable laws and regulations, including a change in who is eligible to participate in the Purchase Plan or an increase in the number of shares available for awards under the Purchase Plan.  Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

Adjustment Provisions

Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split will result in a change in the class and number of shares of Common Stock subject to the Purchase Plan and outstanding rights.  In that event, the Purchase Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Purchase Plan, and outstanding rights will be adjusted as to the class, number of shares and price per share of Common Stock subject to such rights.

Effect of Certain Corporate Events

In the event of our dissolution, liquidation or specified type of merger then, as determined by the Board in its sole discretion; (i) the surviving corporation may assume the rights under the Purchase Plan or substitute similar rights; (ii) the rights under the Purchase Plan may continue in full force and effect; or (iii) the participants’ accumulated payroll deductions may be used to purchase stock immediately prior to the transaction and the participants’ rights in the ongoing offering terminated.  The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the Purchase Plan participants and us. This summary does not discuss the income tax laws of any other jurisdiction in which the participant may reside.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as rights granted under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received.  A participant will recognize no taxable income until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the purchased shares.

If the stock is disposed of at least two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any further gain will be taxed as a capital gain. Capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition.  The balance of any gain will be treated as capital gain.  Even if the stock is later disposed of for less than its fair market value on the exercise date, the participant recognizes the same amount of ordinary income, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.  Any capital gain or loss will be short-term or long-term, depending on how long the stock was held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligations).

Proposal 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young.

	Fiscal Year Ended
	2010	2009
Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings)	$638,000	$706,329
Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	----	----
Tax Fees (preparation of federal, state and local returns, assistance with audits, consultations with respect to tax planning and compliance issues and international transfer pricing)	$13,805	----
All Other Fees (For 2010, support for potential corporate transaction; for 2009, subscription to Ernst & Young’s accounting research tool.)	$7,500	$1,995
Total Fees	$659,305	$706,329

Pre-Approval Policies and Procedures

All fees described above were approved by the Audit Committee or its Chair prior to engagement of the auditor to perform the service, as is required by our policy. Under its policies, the full Audit Committee generally considers proposed engagements of the independent auditors as a committee.  However, to ensure prompt handling of unexpected matters between meetings of the Committee, the Chair is authorized to approve services to be provided by Ernst & Young so long as the expected fees for each such service does not exceed $25,000 and the aggregate expected fees for all such services between one meeting of the Audit Committee to the next does not exceed $50,000. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting.

Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service.  Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services specified above by Ernst & Young is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of March 11, 2011 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent
Trigran Investments, Inc. (2)	5,178,910	27.7%
630 Dundee Road, Suite 230 Northbrook, IL 60062
Noel G. Moore 200 West Monroe Ave, Suite 1440 Chicago, IL 60606	1,573,492	8.4%
Osmium Partners, LLC (3)	1,300,081	6.9%
388 Market Street, Suite 920 San Francisco, CA 94111
Segall Bryant & Hamill (4	1,250,477	6.7%
10 South Wacker, Drive, Suite 3500 Chicago, IL 60606
Edward Vermont Blanchard, Jr. (5)	222,443	1.2%
Robert C. Bowen (6)	1,881,981	9.5%
Linda L. Carloni (7)	149,038	*
Gayle A. Crowell (8)	1,000	*
Robert E. Feller (9)	47,558	*
Jessica J. Lindl (10)	49,622	*
Rodman W. Moorhead III (11)	157,561	*
Michael A. Moses (12)	98,142	*
D. Andrew Myers (13)	203,079	1.1%
David C. Myers (14)	41,765	*
Lance R. Odden (15)	72,578	*
Dino A. Rossi (16)	16,313	*
Shari Simon (17)	1,000	*
Dr. Paula A. Tallal (18)	595,107	3.2%
Jeffrey D. Thomas(19)	27,346	*

All directors and executive officers as a group	3,833,643	18.8%
(17 persons) (20)
________________
*	Less than one percent
(1)
This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,712,184 shares outstanding on March 11, 2011, adjusted as required by rules promulgated by the SEC.

(2)
Includes 3,320,763 shares held by Trigran Investments, L.P., 1,811,792 shares held by Trigran Investments, L.P. II, and 46,355 shares held by accounts (“Accounts”) managed by Trigran Investments, Inc. on a discretionary basis.  Trigran Investments, Inc. is the investment manager to and general partner of both the partnerships.  Trigran Investments, Inc. shares voting and investment power with respect to the shares held by Accounts.  Douglas Granat, Lawrence A. Oberman and Steven G. Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of the Common Stock beneficially owned by Trigran Investments Inc. Each of these persons disclaims beneficial ownership of the Common Stock except to the extent of his or its pecuniary interest therein.

(3)
Includes 271,436 shares held by Osmium Capital, LP (“Fund 1”), 817,177 shares held by Osmium Capital II, LP (“Fund 2”), 116,365 shares held by Osmium Spartan, LP (“Fund 3”), 94,003 shares held by accounts (“Accounts”) managed by Osmium Partners, LLC (“Osmium Partners”) on a discretionary basis, and 1,100 shares held by John H. Lewis.  Mr. Lewis is the controlling member of Osmium Partners, which serves as the general Partner of Funds 1, 2 and 3 (the “Funds”). Mr. Lewis and Osmium Partners may be deemed to share with the Funds and the Accounts voting and dispositive power with respect to such shares.  Each of Mr. Lewis, Osmium Partners and the Funds disclaims beneficial ownership with respect to any shares other than the shares owned directly by such person.

(4)
Segall, Bryant & Hamill is a registered investment advisor.  Their filings indicate that they have sole investment discretion over all these shares, sole voting authority over 525,339 of the shares and no voting authority over 725,138 of the shares.

(5)
Includes 185,777 shares held by Mr. Blanchard and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries.  Also includes 21,666 shares subject to stock options that are or will be exercisable by May 10, 2011.

(6)	Includes 830,315 shares held by Mr. Bowen and 1,051,666 shares subject to stock options that are or will be exercisable by May 10, 2011.
(7)	Includes 46,851 shares held by Ms. Carloni. Also includes 102,187 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(8)	Includes 1,000 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(9)	Includes 18,809 shares held by Mr. Feller. Also includes 28,749 shares subject to stock options that are or will be exercisable by May 10, 2011.
(10)	Includes 31,538 shares held by Ms. Lindl. Also includes 18,084 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(11)	Includes 150,895 shares held by Mr. Moorhead. Also includes 6,666 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(12)	Includes 16,476 shares held by Mr. Moses. Also includes 81,666 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(13)	Includes 65,788 shares held by D. Andrew Myers and 137,291 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(14)	David C. Myers and D. Andrew Myers are not related. Includes 13,016 shares held by David C. Myers and 28,749 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(15)	Includes 20,912 shares held by Mr. Odden. Also includes 51,666 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(16)	Includes 13,980 shares held by Mr. Rossi. Also includes 2,333 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(17)	Includes 1,000 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(18)
Includes 440,108 shares held directly by Dr. Tallal and 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee.  Also includes 21,666 shares subject to stock options that are or will be exercisable as of May 10, 2011.  Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(19)	Includes 25,680 shares held by Mr. Thomas. Also includes 1,666 shares subject to stock options that are or will be exercisable as of May 10, 2011.
(20)
Includes the information in notes (1) and (5) through (19), as applicable. Also includes for two other executive officers included in the group: 139,111 shares held by such officers and 129,999 shares subject to stock options that are or will be exercisable as of May 10, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2010 Summary

•
We faced a difficult funding and selling environment in 2010, particularly in the US K-12 market, and our 2010 revenue decreased 22% compared to 2009, reflecting a 30% decrease in booked sales.  Under our 2010 Management Incentive Plan (“MIP”), 70% of the target bonus potential is based on shared financial goals.  We did not achieve the 2010 financial goals and no payouts under the MIP were made for those goals, leading to an average 77% decline in MIP bonuses to the Named Officers for 2010 compared to 2009.

•
In 2010, the non-equity compensation of our CEO decreased 40% compared to 2009, to $388,247, reflecting the MIP bonus decrease.  In March 2010, the Compensation Committee granted restricted stock units for 150,000 shares to the CEO, to reward his 2009 performance, improve his retention incentives, further align the CEO’s interests with those of the stockholders, and provide an additional long-term incentive to balance the short-term incentive provided by the MIP.  While the restricted stock units vest over four years, the full grant date value is reflected as required in the summary compensation table below.  This resulted in a $495,000 increase in the CEO’s equity compensation to $697,500 and a 28% increase in total compensation year over year.

•
In May 2010, the Board made two changes in compensation related to change in control.  The Board adopted a Change of Control Benefit Plan, which provides for severance payments of 12 months base salary for executive officers other than the CEO if we experience a change of control and the officer’s employment terminates under certain circumstances.  Our CEO has continued under his earlier change of control provisions.  The Board also amended the Company’s employee option plan for new grants, to better align the option program with best practice.  The plan previously provided that in the event of certain change in control transactions, all unvested equity grants would accelerate.  The change requires that, in addition to the change in control occurring, the grantee must also be terminated. More detail on these provisions can be found below in the section titled Change of Control; Termination.

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders and customers, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:

•	Focus our executives on our most significant strategic and operating objectives – increasing market acceptance of our products and growing our sales and revenue in an increasingly profitable manner;
•	Provide incentives for our executives to build long-term stockholder value;
•	Align compensation with company and individual achievement of specified goals;
•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and
•	Provide appropriate levels of risk and reward.

Compensation Process

The Compensation Committee of our Board determines the compensation of the Named Officers.  The Committee reviews executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions for the coming year with respect to base salary and incentive compensation plan structure and content.  In past years, equity grants to officers were made at the same time; the Committee decided that starting in 2011, it would consider equity grants for the Named Officers in the third quarter, in connection with the mid-year performance reviews.

Compensation Consultant / Benchmarking

The Compensation Committee periodically retains Compensia, a compensation consulting firm, to assist it.  Compensia provided executive compensation reviews to the Committee in 2008 and 2010, as well as providing periodic assistance to the Committee in connection with Board compensation, executive hiring, executive promotions and other compensation disclosure and policy issues.

Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market.  For 2010, the Committee engaged Compensia to update our compensation comparative peer group and analyze the compensation of each named officer as compared to that peer group.  Constructing a compensation peer group for us is challenging because other public educational software providers tend to be substantially larger than we are.  Therefore, the peer group we constructed includes both educational technology companies and other software companies, all within the same general revenue range ($15 million - $146 million), predominately in the San Francisco Bay Area.  The peer group that we established for 2010 consists of the following companies:

American Public Education	Renaissance Learning
BroadVision	Saba Software
HealthStream	Selectica
KANA Software	Support.com
PLATO Learning	The Princeton Review
Rainmaker Systems	Voyager Learning Company

In March 2010, the Committee, following an evaluation of corporate and individual performance and a review of competitive market data, including this peer group, provided by Compensia, approved increases in the Named Officers’ annual base salaries.

In light of our 2010 results and the continuing difficult funding environment for US K-12 schools, management recommended that the Named Officers’ base salaries remain the same in 2011.  The Committee therefore did not retain Compensia to conduct a benchmarking study for 2011.  The Committee did retain Compensia to provide comparative information with respect to our short-term incentive plan and our equity grant utilization rate.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other Named Officers.  No officer is present while the Committee discusses and determines the level of his or her compensation.  The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for Named Officers in 2010 were:
•
Base salary.  Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role and reflecting the officer’s skills, experience and level of responsibility.

•
Short–term incentive compensation in the form of performance-based cash incentive payments under our MIP.  Our MIP payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•
Long-term incentive compensation in the form of equity awards.  Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but reviews and takes into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation.  However, risk-based potential compensation and equity-based compensation both generally increase as a percentage of total compensation with increasing organizational responsibilities.

Base Salary

We provide the Named Officers with base salary to compensate them for services rendered during the year.  In reviewing and determining the base salaries for the Named Officers, the Committee primarily considers:
•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.
•
The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our Named Officers and other non-technical management employees in the form of performance-based cash incentive payments under our MIP, which is established by the Compensation Committee each year. We have had similar Management Incentive Plans each year since 2002. (Non-officer technical personnel presently participate in a separate Technical Incentive Plan.)

In determining the overall target payment for each named officer, the Committee considers market data on incentive compensation from other peer group companies for each position and such officer’s level of responsibility and contribution.  For 2010, the overall target bonus ranged from 35% to 55% of base salary for the Named Officers.

Each of the 2008, 2009, 2010 and 2011 MIPs provide for cash bonuses upon the achievement of specified corporate and individual goals.  Bonus potential is allocated 70% to shared financial goals and 30% to individual goals.  We believe that given our size and development stage, this emphasis on shared company financial goals is appropriate because:

•	Each participant’s performance directly impacts our financial performance; and
•	The emphasis on our financial goals automatically adjusts the level of incentive pay to the reasonableness of incurring that expense, given the Company’s financial status.

The process of setting both the financial and non-financial goals begins with the development of the annual operating plan by our senior management team.  This annual plan includes both the financial projections and the strategic objectives for the next year, and is reviewed and approved by the Board.  Based on the annual plan, the Committee establishes the shared financial goals for the MIP, based on its assessment of our most critical financial objectives for the upcoming year.  The Committee sets the target level for the financial goals at a level that the Committee believes is challenging but achievable.  For 2009, 2010 and 2011, the Committee established booked sales and EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) as our shared financial performance measures, reflecting our focus on increasing sales, controlling expenses and increasing our cash.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved.  For the two financial goals, if the entry levels for both goals are not achieved, no bonus is paid for either financial goal.  After the entry level for the financial goals is achieved, a portion of the bonus for those goals is earned (10% of target in 2010).  The amount of the bonus increases in steps with increasing achievement against the financial goals, to 100% of target at the target level and 200% at the maximum level.

The individual goals for the MIP are also established at the beginning of the year, based on the operating goals and tasks needed to accomplish the strategic objectives outlined in the Board approved operating plan.  Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements.  The CEO drafts his goals, which are then reviewed and approved by the Chairman of the Board and the lead independent director.  The goals for the other Named Officers are based on the CEO goals as applied to the officer’s areas of responsibility and are established by the CEO with input from the officer.

Starting in 2010, all qualitative and quantitative individual goals were included in our on-line performance management system, and each goal was measured by performance against one or more metrics established as part of the goal-setting process.  As part of our performance management process, the goals and metrics and progress against them were discussed throughout 2010 in periodic review meetings. After the end of 2010, performance against each goal was rated, and a weight was assigned to each goal to reflect the importance of that goal to the Company.  The process of rating performance and determining the weight of each goal for the CEO is performed by the Chairman of the Board and for the other Named Officers by the CEO. All performance reviews for all officers are reviewed and approved by the Compensation Committee.

In 2010 and 2011, for individual goals, achievement is measured on a rating scale of 1.0 to 5.0 against individual goals closely related to the executive’s areas of responsibility.  Below 75% individual goal achievement (weighted average rating of 2.5), no individual goal achievement bonus is paid.  At 100% individual goal achievement (weighted average rating of 3.0), 100% of the individual goal achievement target bonus is paid.  At 200% individual goal achievement (weighted average rating of 5.0), the 200% maximum for the individual goal achievement target bonus is paid.  From the 100% individual goal achievement level, the award earned scales ratably up to the maximum or down to the minimum in increments.

While the MIP and the goals are established at the beginning of the year, the Committee has discretion to amend the MIP and to make payments under the MIP even if goals were not met.  During the past three years, the only exercise of discretion outside the established MIP was in 2008 when because of our disappointing performance, management requested and the Committee approved the payment of no bonuses under the MIP  to Named Officers, even with respect to individual performance.

Payments under the MIP are intended to, and do, fluctuate significantly depending on corporate performance.  In 2009, the Company’s revenues increased by 16% and booked sales increased by 30% compared to 2008.  Earnings per diluted share increased to $0.26 in 2009 compared to a loss of $0.19 per diluted share in 2008.  We achieved the MIP’s maximum over-achievement levels for both booked sales and EBITDAS, resulting in the maximum payout under the plan on those goals, which equals 200% of the target payout levels for those goals.  For the Named Officers, the Committee approved individual performance payouts averaging 157 % of the target levels.  In 2010, the Company’s revenues decreased by 22% and booked sales decreased by 32% compared to 2009.  In 2010, loss per diluted share was $0.52 compared to $0.26 earnings per diluted share in 2009.  We did not achieve the entry level for their financial goals, and no MIP bonuses were paid based on the financial goals.  Individual performance payouts for the Named Officers averaged 110% of target levels, reflecting the fact that while the financial metrics were not met, important non-financial objectives critical to our future were achieved.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards.  The Committee believes that equity awards are important to align the interests of management and stockholders. In 2009, the Committee made equity awards to officers only in the form of stock options.  In 2010, the Committee determined that for the Named Officers, equity awards would be made using a mix of stock options and restricted stock units.  The Committee uses stock options because it believes that:
•	Options carry a more significant upside and are more attractive than restricted stock units when recruiting for key executive positions.
•	Given our current stock price, options are a better retention tool.
•	Options do not create the downward pressure on our stock price that has been an issue when restricted stock units are released.

The Committee grants restricted stock units because it believes that:
•	Restricted stock units build retention value and align executive interests with shareholder interests.
•	Units are less dilutive than stock options.

In addition, the Committee took into account the relative benefit to employees, and tax treatment to the employees of the two types of equity grants.

Historically, we have made equity grants to Named Officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities.  In determining the amount of equity to be granted to Named Officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding.  In determining individual awards, the Committee principally takes into account:
•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.
•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.
•	How the officer’s level of equity compensation compares to our other officers.
•	Market data provided by our outside compensation consultant.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse.  As a result, our executive perquisites are minimal.  Employees based in Oakland who are director-level and above (including Named Officers) receive paid parking in a garage near our headquarters.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees.  Officers who elect to subscribe to our health insurance contribute to their health insurance premiums at a higher rate than do other employees.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements.  Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more Named Officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by Named Officers involved in the misconduct.  The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to Named Officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement.  Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Equity Ownership Guidelines

We maintain guidelines with respect to the minimum value of our Common Stock that should be owned by our corporate officers and directors.  The guidelines presently provide that corporate officers should own stock with a value of no less than the following levels:
Chief Executive Officer:  two times base salary; and
All other officers:  one times base salary.

The guidelines also provide that directors should own (or be affiliated with entities that own) shares of our Common Stock with a value no less than two times their annual director retainer.  The guidelines state that these levels should be reached by March 1, 2012 or, if later, within five years after the executive officer or director is first appointed or elected to be an officer or director.  Until an individual reaches the level specified in the guidelines, the guidelines provide that such individual should retain at least 75% of the shares issued under equity awards that are not needed to pay the purchase price of the stock or the applicable tax and all shares purchased under the Employee Stock Purchase Plan.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Officers in a taxable year.  Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.”  Provisions contained in the Incentive Plan allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us.  Base salary, MIP bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m).

Summary Compensation Table

The following table lists the annual compensation for the fiscal years 2010, 2009 and 2008 of our CEO, CFO, and our three other most highly compensated executive officers in 2010 (referred to as Named Officers).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total

D. Andrew Myers	2010	$333,750	----		$697,500	---	$51,893	$2,604		$1,085,747
President and Chief	2009	$315,000	----		----	$202,680	$330,908	$2,568		$851,156
Executive Officer (5)	2008	$257,371	----		$43,959	$162,300	----	$102,109	(6)	$565,739

Robert E. Feller	2010	$229,375	----		$46,500	$52,878	$42,373	$2,486		$373,612
Senior Vice President	2009	$220,000	----		----	----	$164,120	$1,568		$385,688
and Chief Financial	2008	$10,013	----		----	$39,812	----	----		$49,825
Officer (7)

David C. Myers	2010	$226,375	----		$46,500	$52,878	$25,706	$381		$351,840
Senior Vice President,	2009	$220,000	----		----	----	$168,080	$343		$388,423
Sales and Services (8)	2008	$846	$15,000	(9)	----	$40,536	----	----		$56,382

Jessica J. Lindl Senior	2010	$215,625	----		$46,500	$52,878	$31,402	$2,463		$348,867
Vice President,	2009	$163,961	-----		----	$31,821	$101,981	$1,991		$299,754
Marketing and	2008	$183,125	-----		$112,750	----	----	$2,298		$298,173
Product Management

Linda L. Carloni	2010	$233,375	----		$34,875	$39,659	$38,328	$2,493		$348,729
Senior Vice President	2009	$227,000	----		----	$31,821	$149,366	$2,454		$410,641
and General Counsel	2008	$205,206	----		$90,200	----	----	$4,421		$299,827

(1)
Represents the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB Topic 718.  See Note 8, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2010 for the assumptions used to determine the valuation of these awards.

(2)
Represents the aggregate grant date fair value of the stock options computed in accordance with FASB Topic 718.  See Note 8, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2010 for the assumptions used to determine the valuation of these awards.

(3)	For 2009 and 2010, payments made under that year’s 2009 Management Incentive Plan, paid in early in the next year. No payments were made to Named Officers under the 2008 Management Incentive Plan.
(4)
Includes (a) the amount paid by us for life insurance premiums for the Named Officers, consistent with the life insurance program for all regular full time employees; (b) monthly nearby parking for Oakland, California-based officers; and (c) for 2008, the employer matching contribution to our 401(K) plan for all Named Officers who participate in that plan.

(5)	Andy Myers joined us as President and Chief Operating Officer on January 8, 2008 and was promoted to Chief Executive Officer effective January 2009.
(6)
Also includes relocation expenses as follows:  $4,138 travel costs, $33,308 in closing costs for the sale of Andy Myers’ prior residence and purchase of a new home; $11,200 in a diminution of value allowance relating to the sale of Andy Myers’ prior residence, $22,917 in a supplemental relocation allowance and $26,398 in tax gross-up.

(7)	Mr. Feller joined us as our Chief Financial Officer on December 15, 2008.
(8)	Dave Myers joined us as Senior Vice President, Sales and Services on December 31, 2008.
(9)	Represents Dave Myer’s hiring bonus.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market.  In March 2010, the Compensation Committee approved increases effective April 1, 2010 in the Named Officers’ base salaries by an average of 5.08%.  There were no salary increases for the Named Officers in 2009, and salary increases for the Named Officers averaged of 2.7% in 2008.

In 2011, most Named Officers are not expected to receive increases in base salary; one named officer received a 3.7% increase effective April 1, 2011, as an internal equity adjustment.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation reflected in the table above for 2009 and 2010 consists of payments under the Management Incentive Plans adopted by the Compensation Committee for these years.  The Compensation Committee also adopted a Management Incentive Plan for 2008; no payments were made under that Plan.  The overall target bonus ranged from 35% to 55% of base salary for the Named Officers.

For 2010, the entry, target and maximum overachievement levels for our shared financial goals were:

	Entry Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level
Booked Sales	$58.5 million	$62.5 million	$66.5 million
EBITDAS	$8.5 million	$10.5 million	$12.5 million

For 2010, our Named Officers’ individual goals are summarized as follows:

Goal Area	Goal Area Weight
D. Andrew Myers
Quarterly results	20%
Product strategy and development	40%
Business development and external communications	20%
Company leadership and operating Initiatives	20%
David C. Myers
Quarterly results	25%
Sales team development	35%
Services team performance	20%
Leadership and customer relations	20%
Robert E. Feller
Information technology / systems transformation	30%
Finance, planning and administration efficiencies & compliance	40%
Actionable key performance indicators for management	10%
General and administrative leverage to prepare for growth	20%
Jessica Lindl
Marketing, branding and customer loyalty	30%
Product strategy and management	30%
Internal communication; Service/support/product team	10%
International, direct-to-consumer, & other new opportunities	30%
Linda L. Carloni
K-12 Sales and customer contracts	20%
Legal work for business development	40%
Board of directors	20%
Compliance	20%

Grants of Plan-Based Awards in Fiscal Year 2010

	Grant	Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards; No. of Shares of Stock or units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	(#)	(#)	($/sh)	($)
D. Andrew Myers	----	$100,300	$187,000	$374,000	150,000	-----	----	$697,500
Robert E. Feller	4/1/10	$68,588	$104,625	$209,250	10,000	20,000	$4.65	$99,378
David C. Myers	4/1/10	$67,408	$114,250	$228,500	10,000	20,000	$4.65	$99,378
Jessica J. Lindl	4/1/10	$64,163	$76,125	$152,250	10,000	20,000	$4.65	$99,378
Linda L. Carloni	4/1/10	$69,473	$82,425	$164,850	7,500	15,000	$4.65	$74,534

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the 2010 Management Incentive Plan at the entry, target and maximum levels specified by that Plan.

We use equity awards as our method of long term incentive compensation, as well as to align our executives’ interests with those of our stockholders.  During 2010, we used both stock options and restricted stock units as our forms of equity compensation.  In February 2010, as part of the annual compensation review, the Committee awarded equity grants effective April 1, 2010 to all Named Officers.  Named officers other than the CEO received both stock options and restricted stock units.  Andy Myers, our CEO, was granted only restricted stock units.  In determining individual awards, the Committee considered each officer’s level of performance, contribution and responsibility, other equity holdings and awards, market data provided by our outside compensation consultant, internal equity among officers, and the CEO’s recommendation.

The stock options awarded to the Named Officers generally vest over four years, 25% after the first year, and 1/48th every month thereafter.  Vesting continues only so long as the officer remains employed with us.  Restricted stock units vest over four years, 25% after the first year, and in equal semi-annual increments over the three following years. In certain circumstances, the options described above for the Named Officers may accelerate in the event that their employment is terminated after a change in control.  See Change in Control; Termination below.

Outstanding Equity Awards at 2010 Fiscal year-End

	Option Awards				Stock Awards
Name	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)
D. Andrew Myers	18,125	11,875	$3.54	7/29/2018
	69,492	84,954	$1.96	1/1/2019	160,000	$491,184
	26,341	19,213	$1.96	1/1/2019
Robert E. Feller	20,000	20,000	$1.92	12/15/2018	10,000	$30,699
	3,333	16,667	$4.65	3/31/2020
David C. Myers	20,000	20,000	$1.96	12/31/2018	10,000	$30,699
	3,333	16,667	$4.65	3/31/2020
Jessica J. Lindl	9,500	17,500	$1.98	3/31/2019	22,500	$69,073
	3,333	16,667	$4.65	3/31/2020
Linda L. Carloni	7,500	-	$1.60	3/6/2012
	5,206	-	$1.90	2/23/2013
	19,794	-	$1.90	2/23/2013
	454	-	$5.64	1/26/2014	16,875	$51,805
	19,546	-	$5.64	1/27/2014
	30,000	-	$5.95	3/14/2015
	12,500	17,500	$1.98	3/31/2019
	2,500	12,500	$4.65	3/31/2020

(1)
These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date.  In certain circumstances, the options described above may accelerate in the event that a named officer’s employment is terminated after a change in control.  See Change in Control; Termination below.

(2)
Restricted stock units generally vest over four years, 25% after one year and 12.5% every six months thereafter except for Andy Myers’ initial 2008 restricted stock unit grant of 30,000 shares, which vests over four years, 33% after one year and 11.17% every six months thereafter.  At vesting, restricted stock units are settled for our Common Stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2010

	Option Awards		Stock Awards
Name	No. shares acquired on exercise (#)	Value realized on exercise ($)	No. shares acquired on vesting (#)	Value realized on vesting ($)
D. Andrew Myers	-	-	6,667	$33,102
Robert E. Feller	-	-	-	-
David C. Myers	-	-	-	-
Jessica J. Lindl	-	-	12,500	$62,063
Linda L. Carloni	-	-	10,625	$52,631

The stock awards described in the table above are shares that vested under restricted stock awards granted in 2010 and prior years, which vest over four years.

Change of Control; Termination

In connection with his joining the Company, the Compensation Committee approved termination of employment provisions for D. Andrew (Andy) Myers, who became our President and Chief Operating Officer in January 2008 and our Chief Executive Officer in January 2009.  If Andy Myers’ employment is terminated by us without cause, as defined in his agreement, Andy Myers will receive payment of 12 months of his then-current base salary as severance compensation.  If Andy Myers is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under these provisions. In connection with Andy Myers’ promotion to be Chief Executive Officer, the Committee approved additional change of control provisions.  If there is a change of control, as defined in Andy Myers’ agreement, and within 18 months Andy Myers is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then vesting under the option granted to Andy Myers in January 2009 and the equity grants previously made to Andy Myers in January 2008, July 2008 and January 2009 shall accelerate in full, and Andy Myers shall receive severance payments equal to one year’s base salary.

In May 2010, the Committee, after consultation with its compensation consultant and external counsel and review of external data, adopted a Change of Control Benefit Plan (the “Plan”) in which all executive officers are eligible to participate.  Andy Myers elected not to participate in the Plan and to retain the protections under the termination provisions described above.  Under the Plan, participants are eligible to receive severance payments in the event that there is a change of control of the Company and within three months prior to or 18 months after the change of control, the participant is terminated by the Company without cause or the participant resigns for good reason.  The severance payment for Named Officers equals 12 months of the participant’s base salary and reimbursement of the participant’s COBRA expenses for the same period.  The Plan expires four years from its adoption, and can be amended or terminated at any time, except that during the period beginning three months prior to and ending 18 months after a change in control, the Plan cannot be changed in a way that would adversely impact a participant’s benefits without that participant’s written consent.

Under our equity plans, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all outstanding awards accelerates in full.  In addition, in the event that any person or group acquires securities of the Company representing at least 50% the voting power for the election of directors, unvested awards granted prior to May 20, 2010 and held by persons then serving at the Company are accelerated immediately upon the occurrence of such event.  For grants made May 20, 2010 and thereafter, acceleration of unvested awards in the event that a person or group acquires 50% of more of the Company’s voting power occurs only if an awardee’s continuous service is terminated around the time of the acquisition, by the Company without cause or by the awardee for good reason, all as defined in the equity plan.

The table below shows the value to all Named Officers of such potential acceleration as of December 31, 2010, assuming the number of shares vested on that date.  The value is calculated by multiplying the number of shares subject to restricted stock units whose vesting would be accelerated by the market price on December 31, 2010 plus the value of all in-the-money unvested options at December 31, 2010.

Value of Potential Acceleration upon a Change of Control

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2010
D. Andrew Myers	$607,216
Robert E. Feller	$53,677
David C. Myers	$52,977
Jessica J. Lindl	$88,146
Linda L. Carloni	$70,878

Director Compensation for Fiscal Year 2010

The following table describes the compensation paid to the members of our Board of Directors for 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4) (5)	All Other Compensation ($) (6)	Total
Robert C. Bowen	$44,000	$9,488	$10,933	$39,500	$103,921
E. Vermont Blanchard, Jr.	$53,666	$9,488	$10,933	$-	$74,087
Gayle A Crowell (7)	$4,110	$10,077	$11,096	$-	$25,283
Rodman W. Moorhead, III	$42,000	$9,488	$10,933	$-	$62,421
Michael A. Moses	$27,620	$9,488	$10,933	$39,996	$88,037
Lance R. Odden	$35,097	$9,488	$10,933	$-	$55,518
Dino A. Rossi (7)	$38,302	$15,270	$17,458	$-	$71,030
Shari Simon (7)	$4,110	$10,077	$11,096	$-	$25,283
Paula A. Tallal	$29,000	$9,488	$10,933	$43,776	$93,197
Jeffrey D. Thomas	$55,113	$9,488	$10,933	$-	$75,534

(1)
Represents annual retainers and meeting fees.  Directors have the option of receiving their retainer and meeting fees in cash or stock.  All retainers and fees, whether paid in cash or stock, are included in this column.

(2)	Represents the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB Topic 718.

(3)	Additional information with respect to restricted stock units granted to and held by directors and options held by directors:

	RSUs granted in 2010
Name of Director	# of shares	Grant date fair value	# shares subject to RSUs at 12/31/10
Robert C. Bowen	1,875	$5.06	1,563
E. Vermont Blanchard, Jr.	1,875	$5.06	2,998
Gayle A. Crowell	3,000	$3.36	3,000
Rodman W. Moorhead, III	1,875	$5.06	3,231
Michael A. Moses	1,875	$5.06	2,998
Lance R. Odden	1,875	$5.06	2,998
Dino A. Rossi	3,000	$5.09	2,500
Paula A. Tallal	1,875	$5.06	2,998
Shari Simon	3,000	$3.36	3,000
Jeffrey D. Thomas	1,875	$5.06	5,481

See Note 8, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2010 for the assumptions used to determine the valuation of these awards.

(4)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB Topic 718.

(5)	Additional information with respect to options granted to and held by directors:

	Options granted in 2010
Name of Director	# of shares	Option exercise price	Grant date fair value	# shares subject to options at 12/31/10
Robert C. Bowen	3,750	$5.06	$5.06	1,053,750
E. Vermont Blanchard, Jr.	3,750	$5.06	$5.06	23,750
Gayle A. Crowell	6,000	$3.36	$3.36	6,000
Rodman W. Moorhead, III	3,750	$5.06	$5.06	8,750
Michael A. Moses	3,750	$5.06	$5.06	188,750
Lance R. Odden	3,750	$5.06	$5.06	53,750
Dino A. Rossi	6,000	$5.09	$5.09	6,000
Paula A. Tallal	3,750	$5.06	$5.06	23,750
Shari Simon	6,000	$3.36	$3.36	6,000
Jeffrey D. Thomas	3,750	$5.06	$5.06	3,750

See Note 8, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2010 for the assumptions used to determine the valuation of these awards.

(6)
Consulting fees paid to Mr. Bowen and Drs. Moses and Tallal for consulting services provided to us in 2010.  Mr. Bowen provides executive-level sales and customer relationship services to us for a per day fee.  Dr. Tallal consults for us doing public speaking, working with key accounts, reviewing our research plans and assisting in our relationships with private providers. For 2010, Dr. Tallal’s contract provided for an annual fee of $43,776.  Dr. Moses provides executive-level sales and marketing consulting services to us, at a consulting fee of $40,000 per year, in addition to his equity compensation.

(7)	Mr. Rossi joined our Board in February 2010 and Ms. Crowell and Ms. Simon joined our Board in November, 2010.

In 2010, the non-employee director compensation program included the following components for continuing directors:
•	On January 1 of each year, an award of annual retainers:
o	$25,000 to each director who is not an employee of the Company;
o	$7,500 to the lead independent director;
o	$10,000 to the non-employee Chair of the Board;
o	$10,000 to the Chair of the Audit Committee; and
o	$2,000 to the Chair of each other committee of the Board.
•
For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1,000.  There are no meeting fees for Board meetings.

•	On January 1 of each year beginning in 2010, an equity award consisting of:
o
Non-qualified stock options for 3,750 shares under the Company’s 1999 Equity Incentive Plan, vesting over a three year period, with the vesting period commencing upon grant, in equal monthly installments, provided that no options shall vest after the director’s service as a non-employee member of the Board ends.

o
Restricted stock unit awards for 1,875 shares, vesting over a three year period, with the vesting period commencing upon the Company’s next regular restricted stock unit vesting date, and the award vesting in six equal installments, at approximately six-month intervals, on the Company’s regular restricted stock unit vesting dates, provided that no awards shall vest after the director’s service as a non-employee member of the Board ends.

Retainers are paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan, as amended.  If a director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of our Common Stock on January 1, the date of the retainer award.  Meeting fees are paid in cash.

Our director compensation program also provides that if a non-employee director joins the Board mid-year, upon joining the director receives a prorated annual retainer.  Upon joining the Board, each new director is entitled to receive a non-qualified stock option for 6,000 shares and a restricted stock unit grant for 3,000 shares, both vesting over a three year period.

Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (2) (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	3,219,378	$3.2248	1,356,556

(1)	All of our equity compensation plans have been approved by the stockholders.
(2)
Includes 143,528 shares eligible for purchase under our Employee Stock Purchase Plan.  Does not include the additional 500,000 shares under our Employee Stock Purchase Plan approved by the Board in February 2011 and submitted to the stockholders for approval in this Proxy Statement.

Report Of The Compensation Committee

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

We have reviewed and discussed the Compensation Discussion and Analysis above with our management.  Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010.

From the members of the Compensation Committee of Scientific Learning Corporation.

Dino A. Rossi, Chair
Shari Simon
Jeffrey D. Thomas

Risk Assessment of Compensation Policies and Practices

Consistent with new SEC disclosure requirements, our Compensation Committee has assessed our compensation programs and has concluded that the risks relating to our compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the company as a whole. The Compensation Committee assessed the company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.  The Committee’s review focused on our MIP, sales incentive plans, and 1999 Equity Incentive Plan to identify risks and risk controls related to the programs.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Mr. Rossi, Ms. Simon and Mr. Thomas.  None of the members of the Compensation Committee has been an officer or employee of ours.  None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATED PARTY TRANSACTIONS

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Tallal, William M. Jenkins, Michael M. Merzenich and Steven Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey.  Dr. Tallal is a member of our Board and Dr. Jenkins is one of our executive officers.  We have licensed the university patent rights that resulted from this work.  At December 31, 2010, eleven U.S. and seven foreign patents issuing from these applications had been granted.

Under this license, we are obligated to make payments to the University of California (on behalf of both universities).  During 2010, we expensed an aggregate of approximately $500,000 for royalty payments under the license.  Royalties are calculated based on a percentage of sales of covered products.  In 2011, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2010 the inventors who are presently our directors or executive officers received the following payments from their universities:  Dr. Tallal, $91,518 and Dr. Jenkins, $31,745.  The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels.  However, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Bowen Independent Contractor Agreement

On December 16, 2009, our Compensation Committee approved a Retirement Agreement and an Independent Contractor Agreement with Robert C. Bowen, our Executive Chairman.  Under those agreements, Mr. Bowen retired as an employee of the Company as of December 31, 2009 and became an independent contractor on January 1, 2010.

Under the Retirement Agreement, Mr. Bowen’s January 2009 employment agreement terminated at the end of 2009.  The Retirement Agreement reiterated the Company’s obligation from the January 2009 agreement to reimburse Mr. Bowen for reasonable medical insurance costs for him and his spouse for the five years ending December 31, 2014.  Reasonable medical insurance costs are defined as, in summary, the cost for a supplemental plan that (together with Medicare and/or any other governmental plan) approximates the coverage scope and out of pocket expenditures of our current group health plan for our employees.

Under the Independent Contractor Agreement, Mr. Bowen is expected to provide services to assist the Company’s sales organization with key relationships and business development in the K-12 school market, and may perform other tasks if assigned by our Chief Executive Officer.  There is no fixed amount of services to be provided. When and as requested by the Company and accepted by Mr. Bowen, Mr. Bowen will be compensated for services he provides at a rate of $1,500 per day plus reimbursement for travel expenses.  The Independent Contractor Agreement was originally for one year, ending December 31, 2010, and was renewed for 2011.  Providing services under this agreement is considered “Continued Service” as defined under the Company’s employee stock plans for purposes of Mr. Bowen’s previously granted employee stock options.

Starting January 1, 2010, Mr. Bowen received compensation under the Company’s compensation program for non-employee directors.

Other Agreements

We have entered into indemnity agreements with each of our directors and executive officers.  Our certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in the best interests of Scientific Learning and our stockholders. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services.  Our CEO must approve all such relationships.  If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee or our Nominating and Corporate Governance Committee.  Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

Our Policies on Business Ethics include a comprehensive anti-nepotism policy that prohibits us from hiring, as employees, persons who are family members of current employees or members of our Board.  This policy permits family members of employees or directors to be hired as independent contractors, provided that they are not managed by their respective family member.

On January 28, 2010, the Nominating and Corporate Governance Committee approved a limited waiver of our policy and approved the hiring of Mr. Bowen’s niece, Karen Forester, as a Senior Implementation Manager for the South Region.  Mr. Bowen is, and was at the time of the hiring, a director of the Company and Chairman of the Board.  The Nominating and Corporate Governance Committee determined that it is in the best interests of the Company to issue this waiver and hire Ms. Forester as a full-time employee.  Ms. Forester has served as a training contractor for the Company since 2007, is a very well qualified candidate for the available position and will not be directly managed by Mr. Bowen. The Audit Committee, in 2007, previously approved Ms. Forester’s consulting engagement as an interested-party transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices and proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our Notice and proxy materials. A single Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500.  Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Linda L. Carloni
Secretary

April 15, 2011

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is being made available to stockholders with this Proxy Statement.  We will furnish any of the Exhibits to the Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

Appendix 1

Scientific Learning Corporation
Employee Stock Purchase Plan

Adopted April 22, 1999
Approved By Stockholders May 28, 1999
Amended March, 2002
Approved By Stockholders May 21, 2002
Amended October 9, 2002
Approved By Stockholders May 21, 2003
Amended March 8, 2007
Approved By Stockholders June 1, 2007
Amended through April 4, 2011
Approved By Stockholders ___________

1. Purpose.

(a)           The purpose of the  Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Scientific Learning Corporation, a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company.

(b)           The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d)           The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2. Administration.

(a)           The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c).  Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b)           The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)           To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii)           To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii)           To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

Appendix 1, Page 1

(iv)           To amend the Plan as provided in paragraph 13.

(v)           Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c)           The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”) constituted in accordance with the requirements of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. Shares Subject to the Plan.

(a)           Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate One Million Seven Hundred Thousand (1,700,000) shares of the Company’s common stock (the “Common Stock”).  If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

(b)           The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. Grant of Rights; Offering.

(a)           The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee.  Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges.  The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.  The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

(b)           If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder:  (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5. Eligibility.

(a)           Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company.  Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years.  In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

Appendix 1, Page 2

(b)           The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering.  Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i)            the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii)           the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii)          the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c)           No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate.  For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d)           An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e)           Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Rights; Purchase Price.

(a)           On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined by the Board or the Committee in each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.  The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

Appendix 1, Page 3

(b)           In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering.  In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering.  If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c)           The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i)            an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii)           an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7. Participation; Withdrawal; Termination.

(a)           An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides.  Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering (as defined by the Board or Committee in each Offering).  The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company.  A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering.  A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b)           At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides.  Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering.  Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated.  A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c)           Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee) under the Offering, without interest.

(d)           Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

Appendix 1, Page 4

8. Exercise.

(a)           On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering.  No fractional shares shall be issued upon the exercise of rights granted under the Plan.  The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest.  The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

(b)           No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan.  If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date.  If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9. Covenants of the Company.

(a)           The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10. Use of Proceeds from Stock.

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11. Rights as a Stockholder.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.

12. Adjustments upon Changes in Stock.

(a)           If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.  Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

Appendix 1, Page 5

(b)           In the event of:  (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13. Amendment of the Plan.

(a)           The Board at any time, and from time to time, may amend the Plan.  However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including.

(c)           It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(d)           Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14. Designation of Beneficiary.

(a)           A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

(b)           The participant may change such designation of beneficiary at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

Appendix 1, Page 6

15. Termination or Suspension of the Plan.

(a)           The Board in its discretion may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate at the time that all of the shares subject to the Plan’s share reserve, as increased and/or adjusted from time to time.  No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16. Effective Date of Plan.

The Plan shall become effective on the same day that the Company’s initial public offering of shares of common stock becomes effective (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

Appendix 1, Page 7

VOTE BY INTERNET Q U I C K  ★ ★ ★  E A S Y  ★ ★ ★  I M M E D I AT E SCIENTIFIC LEARNING CORPORATION As a stockholder of Scientific Learning Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares  in  the  same  manner  as  if  you  marked,  signed,  dated  and  returned  the  proxy  card.  Votes  submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 31, 2011.   Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when OR you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then  detach  it,  and  return  it  in  the postage-paid envelope provided.  PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY  ▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼ THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Please mark your votes like this The Board of Directors recommends that you vote “for” each of the nominees. The Board of Directors recommends that you vote “for” Proposal 2. 1.  ELECTION OF DIRECTORS: (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below) Nominees: FOR  WITHHOLD AUTHORITY 2. To approve our Employee Stock Purchase Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 500,000  shares  and  to  remove  unneeded FOR AGAINST     ABSTAIN 01 E. Vermont Blanchard, Jr., 02 Robert C. Bowen, 03 Shari Simon, 04 Michael A. Moses, 05 D. Andrew Myers, 06 Gayle A. Crowell, 07 Dino A. Rossi, 08 Paula A. Tallal, 09 Jeffrey D. Thomas references to the California state securities laws. The Board of Directors recommends that you vote “for” Proposal 3. FOR AGAINST     ABSTAIN 3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature  Signature Dated:    , 2011 NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 1, 2011

This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/scilearn/2011

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scientific Learning Corporation

The undersigned appoints D. Andrew Myers and Robert E. Feller, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Scientific Learning Corporation held of record by the undersigned at the close of business on April 6, 2011 at the 2011 Annual Meeting of Stockholders of Scientific Learning Corporation to be held on Wednesday, June 1, 2011, at 10:00 a.m. Pacific time or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)